UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 22, 2010 (October 19, 2010)

CHINA TRANSINFO TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-34134	87-0616524
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

     9 Floor, Vision Building,
No. 39 Xueyuanlu, Haidian District,
Beijing, China 100191
(Address of Principal Executive Offices)

(86) 10-51691999
Registrant’s Telephone Number, Including Area Code:

___
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01.    Other Events.

On October 19, 2010, China TransInfo Technology Group Co., Ltd. (the “Group Company”), a variable interest entity of China TransInfo Technology Corp., entered into a registered capital contribution agreement (the “Contribution Agreement”) with Beijing Shiji Yingli Science and Technology Co., Ltd. (“Shiji Yingli”) whereby Shiji Yingli agreed, within 15 business days following the date of the Contribution Agreement, to contribute RMB 9.6 million (approximately $1.4 million) in cash and RMB 44.6 million (approximately $6.6 million) in intangible assets (mostly technology and intellectual property owned by Shiji Yingli) into the Group Company’s wholly owned subsidiary, Beijing Zhangcheng Science and Technology Co., Ltd. (“Beijing Zhangcheng”) in exchange for a 49% equity interest in Beijing Zhangcheng. Following this transaction, the Group Company will retain a 51% majority ownership of Beijing Zhangcheng while Shiji Yingli will own the rest 49% equity interest.

The foregoing summary of the material terms and provisions of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the agreement filed as Exhibit 99.1 to this report, which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	English Translation of the Registered Capital Contribution Agreement, dated October 19, 2010, between China TransInfo Technology Group Co., Ltd. and Beijing Shiji Yingli Science and Technology Co., Ltd.

99.2	Press release dated October 20, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China TransInfo Technology Corp.

Date: October 22, 2010

/s/ Shudong Xia
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	English Translation of the Registered Capital Contribution Agreement, dated October 19, 2010, between China TransInfo Technology Group Co., Ltd. and Beijing Shiji Yingli Science and Technology Co., Ltd.

99.2	Press release dated October 20, 2010